GlyEco Announces Appointment of Ian Rhodes as Chief Financial Officer and Promotion of Grant Sahag as President to Round Out Leadership Team and Support Companywide Optimization and Growth

PHOENIX, AZ / ACCESSWIRE / February 18, 2016 / – A leader in sustainable glycol technologies, GlyEco, Inc. ("GlyEco" or the "Company") (“GLYE”), announced today changes to its executive leadership team that will accelerate the Company’s growth strategies. These changes include the appointment of Ian Rhodes as the Company’s Chief Financial Officer and the promotion of Grant Sahag as the Company’s President and Chief Information Officer.

"Ian is an accomplished executive with significant financial and operational expertise, including as a CFO, and will be an exceptional addition to our team,” stated David Ide, the Company’s Interim Chief Executive Officer. Mr. Ide continued, “Ian’s broad business experience, which encompasses commercial, R&D, quality, regulatory, manufacturing, and supply chain, will be an asset to us in implementing a significantly streamlined and more flexible cost structure and operating model, while enabling us to focus on our highest-potential growth opportunities and executing on our current and long term strategies.”

“I am very eager to get started with GlyEco and to support the Company as it continues to focus on optimization of its footprint, profitability, and operational expansion,” commented Mr. Rhodes. "It is a tremendous opportunity to join GlyEco at such an exciting time,” continued Mr. Rhodes. “GlyEco’s long-standing commitment to science, innovation, and improving the glycol industry is unsurpassed among waste companies. The next 12 months will be a great opportunity to combine and leverage my executive experiences within a critical time in the Company’s turnaround plan and to create value for our shareholders, clients, and staff.”

Mr. Rhodes began at PricewaterhouseCoopers LLP, where he was an Audit Senior Manager and worked with some of the firm’s largest and most technically challenging audit clients. He then served as the Vice President, Chief Accounting Officer, and Treasurer of Arch Capital, where he acted as the lead accounting technical resource, including overall responsibility for SEC and GAAP technical matters. Most recently, Mr. Rhodes served as Chief Financial Officer of Calmare Therapeutics Incorporated, where he was responsible for all financial and accounting matters, including SEC reporting.

In a separate organizational move, Grant Sahag has been promoted from Vice President and Chief Information Officer to the Company’s President and Chief Information Officer. As President and Chief Information Officer, Mr. Sahag will be delivering day-to-day leadership to the Company’s strategic initiatives, including expansion and integration of the Company’s Quality Control & Assurance Program, implementation of field operation technology, and GlyEco University, the Company’s intellectual property and education platform. Mr. Sahag will also be working with the Interim Chief Executive Officer and Chief Financial Officer on optimizing the business, identifying growth opportunities, and directly influencing the Company’s profit and loss strategies.

"Grant has been an important member of the GlyEco leadership team for over five years, including most recently helping to guide the Company during a period of significant change in our direction and focus during these past 12 months,” said Mr. Ide. “Grant’s promotion to President is another step for GlyEco and its plans to become a stronger company that is better positioned to deliver long-term value to our shareholders.” Mr. Ide added, “I believe in Grant and am confident that he is perfectly positioned at GlyEco to take on the additional responsibilities now under his influence”

Mr. Sahag commented, “I am excited to open another chapter of my professional life and to have the opportunity to contribute to GlyEco’s legacy and long-term success. The team of managing partners, corporate officers, and employees are exceptional, and I am very eager to continue our progress together.”

The Company has completed and outlined its 2016 strategic goals, which included adding leadership within the Company’s finance and accounting offices via the addition of Mr. Rhodes and our continued engagement with Maria Tellez as Vice President of Finance to oversee periodic reporting and ongoing processes. With Mr. Sahag’s promotion, the Company will continue to execute its strategic goals in 2016, finalize its three-year business plan, and meet its goal of predicable and profitable growth.

About GlyEco, Inc.

GlyEco collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary and patented technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco’s operations, please refer our filings with the Securities and Exchange Commission (“SEC”). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Dwight Mamanteo

Non-Executive Chairman

dwight@glyeco.com

866-960-1539 ext. 703

SOURCE: GlyEco, Inc.